FIRST AMENDMENT TO NET LEASE AGREEMENT


     THIS AMENDMENT TO NET LEASE AGREEMENT, made and entered into effective as of the 28 day of April, 2003 by and between AEI Income & Growth Fund XXI Limited Partnership ("Fund XXI"), whose corporate general partner is AEI Fund Management XXI, Inc., whose address is 1300 Wells Fargo Place, 30 East Seventh Street, St. Paul, Minnesota 55101 ("Lessor")(fax #651 227 7705), and SFG Farmington-I Limited Partnership, a Texas limited partnership, whose address is 6001 Indian School NE, Suite 320, Albuquerque, NM 87110 ("Lessee") (fax # 505 881 9700);

                          WITNESSETH:

     WHEREAS, Lessor is the fee owner of a certain parcel of real property and improvements located at Farmington, New Mexico, and legally described in Exhibit "A", which is attached hereto and incorporated herein by reference and shall substitute for the Exhibit A heretofore attached to the Lease (as defined below); and

       WHEREAS, Lessee has constructed the building and improvements (together the "Building") on the real property described in Exhibit "A", which Building is described in the plans and specifications heretofore submitted to Lessor; and

     WHEREAS, Lessee and Lessor have entered into that certain Net Lease Agreement dated October 31, 2002 (the "Lease") providing for the lease of said real property and Building (said real property and Building hereinafter referred to as the "Leased Premises"), from Lessor upon the terms and conditions therein provided in the Lease;

     NOW, THEREFORE, in consideration of the Rents, terms, covenants, conditions, and agreements hereinafter described to be paid, kept, and performed by Lessee, including the completion of the Building and other improvements constituting the Leased Premises, Lessee and Lessor do hereby agree to amend the Lease as follows:

1. Article 2(A) and (B) of the Lease shall henceforth read as follows:

ARTICLE 2.     TERM

     (A) The term of this Lease ("Term") shall be the period commencing October 31, 2002 ("Occupancy Date") through the effective date hereof, plus twenty (20) consecutive "Lease Years", as hereinafter defined, commencing on the effective date hereof, with the contemplated initial term hereof ending on May
31, 2023.                            .

   (B) The first full Lease Year shall commence on the date of this First Amendment and continue through May 31, 2004. Each
Lease Year after the first Lease Year shall be a successive period of twelve (l2) calendar months.


2.   Article 4(A) of the Lease shall henceforth read as follows:

ARTICLE 4.  RENT PAYMENTS

  (A) Annual Rent Payable for the first Lease Year: Lessee shall pay to Lessor an annual Base Rent of $231,000, which amount shall be payable in advance on the first day of each month in equal monthly installments of $19,250 to Fund XXI. If the first day of the Lease Term is not the first day of a calendar month, then the monthly Rent payable for that partial month shall be a prorated portion of the equal monthly installment of Base Rent.



3. Lessee has accepted delivery of the Leased Premises and has entered into occupancy thereof;

4. Lessee has fully inspected the Premises and found the same to be as required by the Lease, in good order and repair, and all conditions under the Lease to be performed by the Lessor have been satisfied;

5. As of this date, the Lessor is not in default under any of the terms, conditions, provisions or agreements of the Lease and the undersigned has no offsets, claims or defenses against the Lessor with respect to the Lease.

6.   Exhibit B to the Lease shall be as attached hereto.

7. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Lessor and Lessee have respectively signed and sealed this Lease as of the day and year first above written.

LESSEE:        SFG FARMINGTON-I LIMITED PARTNERSHIP

                              By:  SFG FNM GP-1, Inc.

                              By: /s/ Mark G. Day
                                      Mark G. Day [Print Name]
                              Its: President

LESSOR:

               AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP

               By: AEI FUND MANAGEMENT XXI, INC., a Minnesota corporation Its corporate general partner


                    By:  /s/ Robert P. Johnson
                             Robert P. Johnson, President